TERMINATION FEE AGREEMENT

                  TERMINATION FEE AGREEMENT, dated as of November 28, 2000 (this "Agreement"), among U.S. ENERGY SYSTEMS, INC., a Delaware corporation ("USE"), CINERGY ENERGY SOLUTIONS, INC., a Delaware corporation ("CES"), and ZAHREN ALTERNATIVE POWER CORPORATION, a Delaware corporation ("Zapco").

                  WHEREAS, USE, Zapco and USE Acquisition Corp., a Delaware corporation (the "Sub"), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of even date herewith (the "Merger Agreement"). All capitalized terms used herein but not otherwise defined herein shall have their respective meanings as set forth in the Merger Agreement;

                  WHEREAS, it is a condition to the effectuation of the Merger that CES, an indirect wholly owned subsidiary of Cinergy Solutions Holding Company, Inc. ("CSHC"), shall purchase 4,574 shares of Class B Common Stock of Sub for $11,500,000 pursuant to a subscription agreement dated as of even date herewith (the "Subscription Agreement"; and

                  WHEREAS, each of USE, CES and Zapco desires to enter into this Agreement to restrict USE's and Zapco's ability to solicit or entertain alternative merger or acquisition proposals and to provide for the payment of a Termination Fee (as defined below) and certain expense reimbursements under certain circumstances as set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                  SECTION 1.  No Solicitation of Transactions by USE and Zapco.
(a) Zapco and USE immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction (as defined below) from the date hereof until the earlier of (i) the Effective Time, or (ii) the termination of the Merger Agreement in accordance with its terms (the "Period"). During the Period, Zapco and USE shall not, directly or indirectly, and each will instruct its officers, directors, employees, subsidiaries, agents or advisors or other representatives (including, without limitation, any investment banker, attorney or accountant retained by it) (collectively "Representatives"), not to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including,

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without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction, (ii) enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries, (iii) obtain a Competing Transaction, (iv) agree to or endorse any Competing Transaction, or (v) authorize or knowingly permit any Representative of such party or any of its Subsidiaries to take any such action. If any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made to Zapco or USE (any party which receives such a proposal, other inquiry or contact is hereafter referred to as the "Receiving Party"), such Receiving Party promptly shall notify the other parties hereto. Each of ZAPCO and USE shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Each of Zapco and USE agrees not to release any third party from, or waive any provision
of,  any   confidentiality   or  standstill   agreement  relating  to  Competing
Transactions to which it is a party.

                  (b) Notwithstanding anything to the contrary in Section 1(a) above, the Board of Directors of such Receiving Party may cause such Receiving Party to furnish information to, and may participate in discussions or negotiations with, any person that, without any solicitation by or on behalf of such Receiving Party, has submitted a written proposal to such Board of Directors which constitutes a Superior Proposal (as hereafter defined, except that for purposes of this Section 1(b) a Superior Proposal shall not require a financing commitment), to the extent that the Board of Directors of such Receiving Party determines in good faith that the failure to do so would cause such Board of Directors to breach its fiduciary duties to the Receiving Party or its stockholders under applicable Laws if the Receiving Party has received advice to such effect from independent legal counsel (who may be such party's regularly engaged independent legal counsel, it being understood that Robinson Brog Leinwand Greene Genovese & Gluck P.C., Tannenbaum Helpern Syracuse & Hirschtritt LLP and Shipman & Goodwin LLP shall be deemed to be independent legal counsel). Notwithstanding anything to the contrary contained in this Agreement, any such furnishing of information and participation in such discussions or negotiations shall not constitute a breach of this Agreement by such party.

                  (c) A "Competing Transaction" means any of the following involving Zapco or USE (other than the Merger and the Investment): (i) a merger, consolidation, share exchange, business combination or other similar transaction as a result of which the stockholders of such party immediately prior to such transaction will, after such transaction, own less than 50% of the voting stock of the combined, surviving or merged entity; (ii) any sale, lease, exchange, transfer or other disposition of 50% or more of the assets of such party and its subsidiaries, taken as a whole or (iii) a tender offer or exchange offer for, or any acquisition of, 50% or more of the outstanding voting securities of such party by a person not affiliated with any party hereto.

                  (d) A "Superior Proposal" shall mean any proposal made by a third party for a Competing Transaction with Zapco or USE which the Board of Directors of such party reasonably determines in its good faith judgment (based

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on the  advice  of a  financial  advisor  and  independent  counsel)  to be more favorable to such party's stockholders than the Merger and for which financing, to the extent required, is then committed, subject to standard terms and conditions at the time ZAPCO or USE as applicable, exercises any right to terminate the Merger Agreement provided for in this Agreement.

                  SECTION 2. Termination of Merger Agreement. (a) In addition to the provisions of Section 8.01 of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time as follows:

                           (i) By USE, if (A) the Board of Directors of Zapco does not recommend to its stockholders the approval of the transactions contemplated by the Merger Agreement or withdraws, modifies or changes its recommendation of the transactions contemplated by the Merger Agreement in a manner adverse to USE or shall have resolved to do so,
         (B) the Board of Directors of Zapco shall have recommended to the stockholders of Zapco a Competing Transaction or shall have resolved to do so, or (C) if the transactions contemplated by the Merger Agreement shall fail to receive the requisite vote for adoption at the Zapco Stockholders' Meeting held within thirty days of the Merger Agreement execution date; provided, however, that nothing herein shall reduce the liability of the shareholders of Zapco under the Stockholders' and Voting Agreement by and among USE and certain shareholders of USE and Zapco dated as of the date hereof (the "Stockholders Agreement") for any breach of their obligations under the Stockholders Agreement;

                           (ii) By Zapco, if (A) the Board of Directors of USE does not recommend to its stockholders the approval of the transactions contemplated by the Merger Agreement or withdraws, modifies or changes its recommendation of the transactions contemplated by the Merger Agreement in a manner adverse to Zapco or shall have resolved to do so,
         (B) the Board of Directors of USE shall have recommended to the stockholders of USE a Competing Transaction or shall have resolved to do so, or (C) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of USE is commenced, and the Board of Directors of USE fails to recommend within ten Business Days against acceptance of such tender offer or exchange offer by its stockholders (for purposes of this Agreement, taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders shall be considered to be a failure to recommend against acceptance), provided, however, that nothing herein shall reduce the liability of any shareholder of USE under the Stockholders Agreement for any breach of its obligations under the Stockholders Agreement; or

                           (iii)   By   Zapco   or  USE   if  the   transactions
         contemplated by the Merger Agreement shall fail to receive the requisite vote for adoption at (A) the USE Stockholders' Meeting or any adjournment or postponement thereof or (B) the Zapco Stockholders'

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

         Meeting or any adjournment or postponement thereof provided that Zapco may terminate the Merger Agreement pursuant to this clause B, if and only if the Zapco Stockholders (as defined in the Stockholders Agreement) are not obligated to vote in favor of the Merger under the express terms of Section 2.01(a) of the Stockholders Agreement; provided, however, that nothing herein shall reduce the liability of the shareholders of USE or Zapco under the Stockholders Agreement for any breach of their obligations under the Stockholders Agreement.

                  (b) In addition to the provisions of Section 8.01 of the Merger Agreement, the Merger Agreement may be terminated at any time prior to the Effective Time as follows:

                           (i) By USE, if (A) USE shall pay the Termination Fee and (B) (1) the Board of Directors of USE shall have withdrawn, modified or changed its recommendation of the adoption of the transactions contemplated by the Merger Agreement in a manner adverse to Zapco following such Board's receipt of advice of independent legal counsel (who may be USE's regularly engaged independent legal counsel) that failure to terminate the Merger Agreement would cause the Board of Directors of USE to breach its fiduciary duties to USE or its stockholders under applicable Laws and (2) any person (other than Zapco) shall have made a public announcement or communicated to USE with respect to a Superior Proposal with respect to USE and the Board of Directors of USE fails to recommend within ten Business Days against acceptance of such Superior Proposal; or

                           (ii) By Zapco, if (A) Zapco shall pay the Termination Fee and (B) (1) the Board of Directors of Zapco shall have withdrawn, modified or changed its recommendation of the approval of the transactions contemplated by the Merger Agreement in a manner adverse to USE following such Board's receipt of advice of independent legal counsel (who may be Zapco's regularly engaged independent legal counsel) that failure to terminate the Merger Agreement would cause the Board of Directors of Zapco to breach its fiduciary duties to Zapco or its stockholders under applicable Laws and (2) any person (other than USE) has made a public announcement or otherwise communicated to Zapco with respect to a Superior Proposal with respect to Zapco.

                  SECTION 3. Termination Fee and Expenses. In the event that the Merger Agreement is terminated in the following circumstances, then (subject to the provisions of Section 4 hereof) the party indicated below shall be required to pay to the other parties hereto (to be shared equally by the other parties), the Termination Fee, and shall be required to reimburse the other parties' Expenses (as defined in Section 3(d)) upon the receipt of reasonable documentation in respect thereof:

                  (a) Zapco shall pay to USE and CES the lesser of (i) the highest amount then allowed under the Laws of the State of Delaware and (ii)

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

$2,000,000 in cash (the "Pre-Approval Termination Fee") and shall reimburse USE and CES for all of their Expenses in the following circumstances:

                   (i)  If USE  terminates  the  Merger  Agreement  pursuant  to
         Section 2(a)(i) hereof before or at the time Zapco's stockholders approve the transactions contemplated by the Merger Agreement (the "Zapco Shareholder Approval") and at the time of such termination, any person shall have made a public announcement or otherwise communicated to Zapco with respect to a Competing Transaction with respect to Zapco; or

                  (ii) If Zapco terminates the Merger Agreement before or at the time of the Zapco Shareholder Approval pursuant to Section 2(b)(ii) hereof;


                  (b)  USE  shall   pay  to  Zapco  and  CES  the   Pre-Approval
Termination Fee and shall reimburse Zapco and CES for all of their Expenses in the following circumstances:

                  (i) If Zapco  terminates  the  Merger  Agreement  pursuant  to
         Section 2(a)(ii) hereof before or at the time USE's stockholders approve the transactions contemplated by the Merger Agreement (the "USE Shareholder Approval") and at the time of such termination, any person shall have made a public announcement or otherwise communicated to USE with respect to a Competing Transaction with respect to USE and the Board of Directors of USE fails to recommend within fifteen Business Days against acceptance of such Competing Transaction;

                  (ii) Zapco terminates the Merger Agreement pursuant to Section 2(a)(iii) (A) hereof and at the time of such failure, any person shall have made a public announcement or otherwise communicated to USE with respect to a Competing Transaction with respect to USE and the Board of Directors of USE fails to recommend within fifteen Business Days against acceptance of such Competing Transaction.

                  (iii) If USE terminates the Merger Agreement before or at the time of the USE Shareholder Approval pursuant to Section 2(b)(i) hereof.


                  (c) Zapco shall pay to USE and CES the lesser of (i) the highest amount then allowed under the Laws of the State of Delaware and (ii) $5,000,000 in cash (the "Post-Approval Termination Fee" and together with the Pre-Approval Termination Fee, the "Termination Fee") and shall reimburse USE and CES for all of their Expenses in the following circumstances:

                  (i) If USE terminates the Merger Agreement pursuant to Section 2(a)(i) hereof after the Zapco Shareholder Approval and at the time of

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         such termination,  any person shall have made a public  announcement or otherwise communicated to Zapco with respect to a Competing Transaction with respect to Zapco; or

                  (ii) If Zapco terminates the Merger Agreement after the Zapco Shareholder Approval pursuant to Section 2(b)(ii) hereof.

(d) USE shall pay to Zapco and CES the  Post-Approval  Termination Fee and shall
reimburse   Zapco  and  CES  for  all  of  their   Expenses  in  the   following
circumstances:

                  (i) If Zapco terminates the Merger Agreement after the USE Shareholder Approval pursuant to Section 2(a)(ii) hereof and at the time of such termination, any person shall have made a public announcement or otherwise communicated to USE with respect to a Competing Transaction with respect to USE and the Board of Directors of USE fails to recommend within fifteen Business Days against acceptance of such Competing Transaction;

                  (ii) If USE terminates the Merger Agreement after the USE Shareholder Approval pursuant to Section 2(b)(i) hereof.

                  (e) CES shall pay the Pre-Approval Termination Fee and shall reimburse the other parties' Expenses if the Merger Agreement is terminated by ZAPCO or USE as the result of a breach by CES of one or more of its representations, warranties, covenants or agreements contained in the Subscription Agreement provided that CES shall not be required to pay the Pre-Approval Termination Fee if CES terminates the Subscription Agreement in accordance with the terms of such agreement. In no event will CES be required to pay the Post-Approval Termination Fee.

                  (f) "Expenses" as used in this Agreement shall consist of all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement (and the related documents), the preparation, printing, filing and mailing of the proxy statements of USE and ZAPCO, the solicitation of stockholder approvals, the Investment, the purchase of securities of Energy Systems Investors LLC by certain shareholders of Zapco and all other matters related to the closing of the Merger.

                  (g) All payments required to be made pursuant to Section 3 above shall be made to the parties entitled to receive such payments not later than thirty Business Days after delivery to the other parties hereto of notice of demand for payment and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment in such notice of demand, except that all payments required to be made pursuant to a termination by either party pursuant to Sections 3(a)(ii) or 3(b)(iii) shall be made by wire transfer of immediately available funds to an

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account  designated by the other parties entitled to receive payment on or prior to the effective date of such termination.

                  (h) In the event that Zapco, USE or CES, as the case may be, shall fail to pay any Expense or any Termination Fee when due, the amount of any such Expense or Termination Fee shall be increased to include the costs and expenses actually incurred or incurred by the party entitled to receive payment (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 3, together with interest on such unpaid Expenses and Termination Fee, commencing on the date that such Expenses and Termination Fee became due, at a rate equal to (i) the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Prime Rate plus (ii) 1.00%.

                  SECTION 4. Limitation on Section 3 Hereof. (a) Notwithstanding anything to the contrary herein, no party to this Agreement shall be entitled to receive any portion of a Termination Fee or to be reimbursed for its Expenses to the extent such party has materially breached its obligations under the Merger Agreement (or the Subscription Agreement) or, in the case of Zapco, any of the Zapco Stockholders (as defined in the Stockholders Agreement) has materially breached its obligations under the Stockholders Agreement or, in the case of USE, any of the USE Stockholders has materially breached its obligations under the Stockholders Agreement to the party that is required to pay the Termination Fee and to reimburse Expenses hereunder. In the event that one of the parties hereto is required to pay the Termination Fee and reimburse Expenses and only one of the other parties is entitled to receive such Termination Fee and to be reimbursed for such Expenses, then the full Termination Fee shall be paid to the party entitled to receive payment and only the Expenses of the party entitled to receive payment shall be reimbursed.

         Notwithstanding anything to the contrary herein, no party to this Agreement shall be required to pay more than one Termination Fee and no party shall be entitled to receive any portion of a Termination Fee or to be reimbursed for its expenses if the Merger Agreement is terminated by any party because the Average Parent Share Price is less than $4.00.

                  SECTION 5. Difficulty of Calculating Actual Damages. The parties hereby acknowledge and agree that it would not be possible to calculate the magnitude of their damages in the event the Merger Agreement were terminated in any of the circumstances described in Section 2 hereof. Accordingly, in the event the Merger Agreement were terminated in any of the circumstances described in Section 2 hereof, they agree that the Termination Fee and Expenses represent
(a) a fair and reasonable measure of the value of the time expended by the management of the parties hereto and the opportunities that such parties have foregone the payment of which is consistent with any fiduciary duties owed to the shareholders of the party making such payment and (b) the parties' sole and exclusive remedy arising from such termination of the Merger Agreement.

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

                  SECTION 6. Effect of Merger, Termination. Upon the consummation of the Merger, this Agreement shall forthwith become void and be terminated and there shall be no liability under this Agreement on the part of USE, CES or Zapco, provided, however that if CES is liable for the Termination Fee and the Expenses of any other party at the time when the Merger is
consummated,   then  such  liability  shall  survive  the  termination  of  this
Agreement.

                  SECTION 7. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by overnight, registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile number specified below:

                  (a)      If to USE:

                           U.S. Energy Systems, Inc.
                           One North Lexington Avenue, 4th Floor
                           White Plains, New York 10601
                           Facsimile No.: 914-271-5315 and 718-832-0263
                           Attention:        Goran Mornhed, President & COO
                                             Barbara Farr, General Counsel

                           With a copy to:

                           Robinson Brog Leinwand Greene
                           Genovese & Gluck P.C.
                           1345 Avenue of the Americas
                           New York, New York 10105-0143
                           Facsimile No.: (212) 956-2164
                           Attention: Allen J. Rothman

                  (b)      If to Zapco:

                           Zahren Alternative Power Corporation
                           40 Tower Lane
                           Avon, CT 06001
                           Facsimile No.: (860) 677-6054
                           Attention: Bernard J. Zahren, President


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                           With a copy to:

                           Shipman & Goodwin LLP
                           One American Row
                           Hartford, CT 06103-2819
                           Facsimile No.: (860) 251-5999
                           Attention: John H. Lawrence Jr., Esq. and
                                      Marcus D. Wilkinson, Esq.
                           and

                           Tannenbaum Helpern Syracuse & Hirschtritt LLP 900 Third Avenue
                           New York, New York 10022
                           Facsimile No.: (212) 826-0773
                           Attention: Stephen Rosenberg, Esq.

                  (c)      If to CES:

                           Cinergy Energy Solutions, Inc.
                           c/o Cinergy Solutions, Inc.
                           1000 East Main Street
                           Plainfield, IN 46168
                           Attention:  M. Stephen Harkness, President & COO
                           Facsimile: 317-838-2090

                           With a copy to:

                           Cinergy Corp.
                           221 East Fourth Street
                           Cincinnati, Ohio  45201
                           Attention: Jerome A. Vennemann, General Counsel
                                    Facsimile: 513-287-1363

                  SECTION 8. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 9. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect

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the  original  intent of the  parties as closely as  possible  in an  acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

                  SECTION 10. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder; provided however, that nothing herein shall be deemed to supercede the Merger Agreement or the Stockholders Agreement and nothing in the Merger Agreement or the Stockholders Agreement shall be deemed to supercede this Agreement.

                  SECTION 11. Assignment. This Agreement shall not be assigned by operation of law or otherwise.

                  SECTION 12. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 13. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

                  SECTION 14. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

                  SECTION 15. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

                  SECTION 16. Jurisdiction. Each party hereby irrevocably: (1) agrees that any suit, action, or other legal proceeding arising out of this Agreement or out of any of the transactions contemplated hereby or thereby, may be brought in any New York court or United States federal court located in the County of New York; (2) consents to the jurisdiction of each such court in any such suit, action, or legal proceeding; (3) waives any objection which such party may have to the laying of venue of any such suit, action, or legal proceeding in any of such courts; (4) agrees that New York is the most convenient forum for litigation of any such suit, action, or legal proceeding; and (5) designates the Secretary of State of the State of New York as such party's agent to accept and acknowledge on its behalf service of any and all process in any such suit, action or legal proceeding brought in any such court,

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

and agrees and consents that any such service of process upon such agent shall be taken and held to be valid personal service upon such party and that any such service of process shall be of the same force and validity as if service were made upon such party according to the laws governing the validity and requirements of such service in the State of New York, and waives all claim of error by reason of any such service.

                  SECTION 17. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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

                  IN WITNESS WHEREOF, USE, CES and Zapco have caused this Agreement to be executed as of the date first written above.

                                 U.S. ENERGY SYSTEMS, INC.


                                     By: /s/ Goran Mornhed
                                      ---------------------
                                      Name:  Goran Mornhed
                                      Title: President & COO


                                 CINERGY ENERGY SOLUTIONS, INC.


                                 By:    /s/ M. Stephen Harkness
                                     ---------------------------
                                     Name:  M. Stephen Harkness
                                     Title: President & COO


                                  ZAHREN ALTERNATIVE POWER
                                  CORPORATION

                                  By: /s/  Bernard J. Zahren
                                     ---------------------------
                                     Name:  Bernard J. Zahren
                                     Title: President


                                       12